FingerMotion Reports FY 2024 Financial Results

Singapore, May 30, 2024 (ACCESSWIRE) -- FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services and data company, is pleased to report its financial results for the year ended February 29, 2024. To review the full financial results, please view the Company's recent 10-K filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

FY 2024 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported annual revenue of $35.79 million which was an increase of $1.74 million or 5% compared to FY 2023 (includes Telecommunications Products & Services businesses, SMS & MMS, and Big Data);
•	Reported Year over Year annual growth in Telecommunications Products & Services business revenue of $5.78 million or 21% compared to FY 2023;
•	Reported Year over Year annual decline in SMS & MMS business revenue of $3.94 million or 60% compared to FY 2023;
•	Reported Year over Year annual decline in Big Data revenue of $0.11 million or 25% compared to FY 2023;
•	Reported gross profits of $3.86 million which was an increase of $1.54 million or 67% compared to FY 2023;
•	Reported annual cost of revenue of $31.93 million which was an increase of $0.19 million or 1% compared to FY 2023;
•	Reported operating expenses of $7.68 million which was a decrease of $1.31 million or 15% compared to FY 2023;
•	Reported annual net loss of $3.76 million which was a decrease of $3.78 million or 50% compared to FY 2023;
•	Basic and Diluted loss per share of $0.07;
•	At February 29, 2024, FingerMotion had $1.52 million in cash, a working capital surplus of $11.97 million and a positive shareholders’ equity of $12.06 million;
•	At February 29, 2024, total assets were $18.81 million, total current liabilities and total liabilities were $6.75 million; and
•	52,545,350 common shares were issued and outstanding as of February 29, 2024.

Strong revenue growth year over year highlighted the financial performance.

“The Company experienced a transitional year toward higher margin endeavors and product diversification,” stated Martin Shen, CEO of FingerMotion. “The rise in gross profit came from our Telecom Products and Services business while we continued to invest in the future with our insuretec partners. Our goal of eradicating debt was successful and we hope that our margin building initiatives will continue to build our balance sheet as we transition into a new era of growth. Our launch of cloud-based services is growing and expected to be a significant driver in the coming year, along with growth in our lifestyle app and other new initiatives.”

General and administrative expenses increased by $908,368 or 16% during the year which was primarily attributable to a range of costs tied to meeting operational and administrative requirements domestically and internationally. Marketing costs decreased $290,239 or 67% resulting from a focus on just the telecommunications segment. Research and development expenses decreased by $97,990 or 12% due to savings from data access and usage fees charged by the telecom companies.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC

Scott Powell, President

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Office: (646) 893-5835

Email: info@skylineccg.com

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance, including expected revenues. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to our securities.